Exhibit 99.1

Foresight Energy LP Receives a Continued Listing Standard Letter from the NYSE

ST. LOUIS, Missouri — (BUSINESS WIRE) — June 14, 2019 — Foresight Energy LP (“Foresight”) (NYSE: FELP), a Delaware limited partnership, is announcing today that it has been notified by the New York Stock Exchange (the “NYSE”) that its common units did not satisfy one of the NYSE’s standards for continued listing.  The NYSE requires that the average closing price per unit of a listed partnership be in excess of $1.00 for a consecutive 30-trading-day period.

Under the NYSE’s rules, Foresight has a period of six months, subject to possible extension, to bring its average common unit price back over $1.00.  Foresight’s common units will continue to be listed and traded on the NYSE during this period.  Foresight plans to notify the NYSE that it anticipates that this deficiency will be cured and that it will return to compliance with the NYSE continued listing standard.  The NYSE notification does not affect Foresight’s Securities and Exchange Commission reporting requirements.

About Foresight Energy LP

Foresight is a leading producer and marketer of thermal coal controlling nearly 2.1 billion tons of coal reserves in the Illinois Basin. Foresight currently operates two longwall mining complexes with three longwall mining systems (Williamson (one longwall mining system) and Sugar Camp (two longwall mining systems)), one continuous mining operation (Macoupin) and the Sitran river terminal on the Ohio River. Additionally, Foresight has recently resumed continuous miner production at its Hillsboro complex and continues to evaluate potential future mining options. Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Cody E. Nett

Corporate Secretary

314-932-6105

investor.relations@foresight.com

cody.nett@foresight.com